ARTICLES of MERGER
                                  of
                      Gulftex Energy Corporation
                                 into
                       Shopathomekids.Com, Inc.

We, Marc Duchesne, the President of Gulftex Energy Corporation and Shopathomekids.Com, Inc., and Jackson Chung wai Wong, the Secretary of Gulftex Energy Corporation and Shopathomekids.Com, hereby certify that:
     1. Shopathomekids.Com, Inc. is the parent corporation, duly incorporated and existing under the laws of the State of Texas.

     2. The Board of Directors of Shopathomekids.Com, Inc. adopted the following resolution on September 6, 2001, approving the Merger

            Resolved, that the Board of Directors authorizes the Corporation to enter into a Merger Agreement to combine its wholly-owned subsidiary, GulfTex Energy
            Corporation, with the Corporation.

     3. GulfTex Energy Corporation is the wholly-owned subsidiary of Shopathomekids.Com, Inc. and is duly incorporated and existing under the laws of the State of Texas.

     4. 100% of the common stock of GulfTex Energy Corporation is owned by Shopathomekids.Com, Inc.

     5.   A  Plan  of  Merger  is not required pursuant to Article
          5.16 Section A of the Texas Business Corporations Act.

     6. Shopathomekids.Com, Inc., as the surviving corporation, shall be responsible for the payment of all fees and franchise taxes for GulfTex Energy Corporation.

     7. Shopathomekids.Com, Inc., the parent corporation, shall be the surviving corporation. The Articles of Incorporation of Shopathomekids.Com, Inc. shall be amended to reflect the change in the name of the Corporation to GulfTex Energy Corporation.

                 For Shopathomekids.Com, Inc. (Texas)


/s/ Marc Duchesne	          /a/ Jackson Chung wai Wong
Marc Duchesne, President          Jackson Chung wai Wong, Secretary

State of Texas  )
                )   ss.
County of Harris)

On  September 19,  2001, personally appeared before  me,  a  Notary public, Marc Duchesne and Jackson Chung wai Wong, who acknowledged that they are the President and Secretary, respectively, of Shopathomekids.Com, Inc., a Texas corporation, and that they executed the above instrument in those capacities.


A Notary Public in and for said County and State